Exhibit 99.1

FOR IMMEDIATE RELEASE

Merix Investor Relations Contact:

Lynda Ramsey, Vice President, Treasurer

503.992.4531

Merix Corporation Announces Financial Results for First Quarter

Fiscal Year 2007

FOREST GROVE, OR, October 6, 2006 - Merix Corporation (NASDAQ:MERX) today announced final consolidated results for the quarter ended August 26, 2006. Revenues for the first quarter increased 104% to $105.9 million compared to $51.8 million for the first quarter of fiscal 2006. This increase was due primarily to the inclusion of sales for Merix Asia, which was acquired in September 2005, as well as generally strong industry demand, growth in the Company’s quick-turn services business and increased premium pricing opportunities. Sequentially, consolidated revenues grew $5.5 million or 5.5% from fourth quarter fiscal 2006 consolidated revenues of $100.4 million.

On a GAAP basis, consolidated net income in the first quarter of fiscal 2007 was $3.6 million or $0.17 per fully diluted share compared to a consolidated net loss of $0.5 million or $0.03 per share in the first quarter of fiscal 2006. On a non-GAAP basis, consolidated net income was $4.7 million, or $0.21 per fully diluted share, in the first quarter of fiscal 2006 compared to non-GAAP consolidated net income of $1.3 million, or $0.07 per share, for the first quarter of fiscal 2006.

EBITDA (earnings before interest, taxes, depreciation and amortization) was $11.3 million in the first quarter of fiscal 2007 compared to EBITDA of $3.7 million for the first quarter of fiscal 2006.

Merix generated cash from operations of $8.1 million in the first quarter of fiscal 2007. Cash and short-term investments grew $3.3 million from the May 27, 2006 quarter to $34.4 million at the end of the quarter due to good cash flows from operations. Total debt was $96.8 million at the end of the quarter, down from $98.7 million at the end of fiscal 2006. Debt, net of cash and investments, at the end of the first quarter fiscal 2007 was $62.4 million, down from $67.6 million at the end of the fourth quarter of fiscal 2006. Incremental borrowing capacity under revolving lines of credit was $38.3 million at the end of the first quarter fiscal 2007.

“On September 25, 2006, Merix reported preliminary results for the first quarter of fiscal 2007. The final results reported today are in line with our previous estimates,” said Mark R. Hollinger, Chairman and Chief Executive Officer.

Conference Call and Webcast Information

Merix will conduct a conference call and live webcast on Tuesday, October 10, 2006 at 2:00 pm PT, after the filing of its SEC form 10-Q for the first quarter fiscal 2007. Management will discuss its business outlook for the second quarter at that time.

To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning at 4:00 pm PT on Tuesday, October 10, 2006. A phone replay will be available until approximately 5:00 pm PT on Monday, October 16, 2006 by calling (719) 457-0820, access code 3585084.

Use of Non-GAAP Financial Measures

In fiscal 2007, non-GAAP income is defined as consolidated GAAP net income before loss from discontinued operations, amortization of identifiable intangibles and stock option expense. In fiscal 2006, Merix defined its non-GAAP income as consolidated GAAP net income before amortization of identifiable intangibles, inventory purchase accounting adjustments resulting from acquisitions, the write-off of unamortized deferred financing charges and debt restructuring charges. Management believes the excluded items are not representative of underlying trends in the Company’s operating performance and that excluding them provides investors with additional information to assess the Company’s results over multiple periods and compare the Company’s results with the results of its competitors.

About Merix

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, automotive, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 relating to the Company’s business operations and prospects, including statements related to estimates of financial results for the first quarter of fiscal 2007 that are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: the appointment of a new independent registered public accounting firm could result in revisions to the interpretation and application of certain accounting principals; our ability to control or pass through increases in the cost of raw materials and supplies; changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; the ability to realize the anticipated benefits or synergies of the Merix Asia acquisition in a timely manner or at all; fluctuations in demand for products and services of the company, including quick-turn and premium services; foreign currency risk; the introduction of new products or technologies by competitors; the ability to successfully and timely integrate the operations of Merix Asia; the ability to avoid unanticipated costs, including costs relating to product quality issues and customer warranty claims; pricing and other competitive pressures in the industry from domestic and global competitors; all other risks inherent in foreign operations such as increased regulatory complexity and compliance cost and greater political and economic instability; our ability to fully utilize our assets and control costs; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 27, 2006. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data, unaudited)

	Three Months Ended
	August 26, 2006	August 27, 2005
Net sales	$105,916	$51,787
Cost of sales	85,649	44,172

Gross profit	20,267	7,615
Engineering	1,583	1,492
Selling, general and administrative	11,713	4,875
Amortization of identifiable intangibles	762	751
Severance and impairment charges	—	1,135

Total operating expense	14,058	8,253
Operating income (loss)	6,209	(638)
Interest and other income (expense), net	(2,055)	97

Income (loss) before taxes and minority interest expense	4,154	(541)
Income tax expense	500	4

Net income (loss) before minority interest expense	3,654	(545)
Minority interest expense	11	—

Net income (loss)	$3,643	$(545)

Net income (loss) per diluted share	$0.17	$(0.03)

Shares used in per share calculations	25,012	19,376

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars in thousands, except EPS, unaudited)

	Q1 06		Q4 06		Q1 07
	EPS	Net Income (Loss)	EPS	Net Income (Loss)	EPS	Net Income (Loss)
NON-GAAP EARNINGS RECONCILIATIONS
GAAP net income (loss)	$(0.03)	$(545)	$0.17	$3,514	$0.17	$3,643
Adjustments:
Amortization of identifiable intangibles	0.04	751	0.03	674	0.03	762
Compensation from stock options	—	—	—	—	0.02	398
Legal fees for defense of securities litigation	—	—	—	—	—	—
Executive severance	—	—	—	—	—	—
Restructuring and related activities	0.06	1,135	—	—	—	—
Debt restructuring costs	—	—	0.09	1,820	—	—
Asia purchase adjustments	—	—	—	—	—	—
Net tax effect(1)	—	—	0.00	10	(0.01)	(143)

Non-GAAP net income (loss)	$0.07	$1,341	$0.29	$6,018	$0.21	$4,660

GAAP net income (loss)		$(545)		$3,514		$3,643
Add back items:
Interest expense		436		2,101		1,530
Interest income		(633)		(392)		(335)
Debt restructuring costs		—		1,820		—
Income tax expense (benefit)		4		(16)		500
Amortization		841		978		1,032
Depreciation		3,629		4,874		4,938
Asia purchase adjustments		—		—		—

EBITDA (adjusted)		$3,732		$12,879		$11,308

(1)	Represents the tax effect of adjustments to GAAP income using the Company’s consolidated effective tax rate.